As filed with the Securities and Exchange Commission on May 29, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CenterPoint Energy, Inc.

(Exact name of registrant as specified in its charter)

Texas	74-0694415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Monica Karuturi

Vice President and Deputy General Counsel

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy S. Taylor

Clinton W. Rancher

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002-4995

(713) 229-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value(1)	58,051,121	$16.85	$978,161,389	$126,966

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, par value $0.01 per share, of CenterPoint Energy, Inc. (the “Common Stock”) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Represents the maximum number of shares of Common Stock issuable upon conversion of shares of Series C Mandatory Convertible Preferred Stock, par value $0.01 per share, of CenterPoint Energy, Inc.
(3)

Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of Common Stock of $16.85 per share as of May 22, 2020 as reported on the New York Stock Exchange, pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share of Common Stock will be determined from time to time by the selling shareholders in connection with, and at the time of, the sale by the selling shareholders of the securities registered hereunder.

PROSPECTUS

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CENTERPOINT ENERGY, INC.

58,051,121 Shares of Common Stock

issuable upon conversion of Series C Mandatory Convertible Preferred Stock

This prospectus relates to resales of up to 58,051,121 shares of our common stock issuable upon conversion of the shares of our Series C Mandatory Convertible Preferred Stock issued by us to the selling shareholders identified in this prospectus on May 7, 2020.

We are not offering any shares of common stock for sale under this prospectus and will not receive any proceeds from the sales of shares of common stock by the selling shareholders under this prospectus.

The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

To the extent required, we will provide the specific terms of transactions in these shares of common stock in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “CNP.”

Investing in shares of our common stock involves risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, the selling shareholders may resell, from time to time, up to 58,051,121 shares of our common stock under this shelf registration statement. This prospectus provides you with a general description of the shares of common stock the selling shareholders may offer. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders. The prospectus supplement may also add to, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Neither we nor the selling shareholders have authorized anyone to provide any information or make any representations other than those contained in this prospectus, any prospectus supplement and any communication from us, any selling shareholder or any underwriter specifying the final terms of a particular offering. Neither we nor the selling shareholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the offered shares of our common stock. You should not assume that the information contained in this prospectus, any prospectus supplement or any communication from us, any selling shareholder or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on the front of that document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

References in this prospectus to the terms “we,” “us,” “our” or other similar terms mean CenterPoint Energy, Inc. and its subsidiaries, unless the context clearly indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a Web site that contains information we file electronically with the SEC, which you can access at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

Our Web site is located at http://investors.centerpointenergy.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the shares of our common stock that may be offered and sold by the selling shareholders. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available through the SEC’s Web site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (which does not include information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until all the securities are sold:

•

our Annual Report on Form 10-K for the fiscal year ended December  31, 2019 (except for Items 6, 7, 7A and 8, which have been superseded by Items included in the Current Report on Form 8-K filed on May 19, 2020), including the portions of our definitive proxy statement filed on Schedule 14A on March 13, 2020 that are specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•

our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 3, 2020 (other than the information furnished pursuant to Item 7.01 and Exhibit 99.1 thereto), February  19, 2020, February 24, 2020 (other than the information furnished pursuant to Item 7.01 and Exhibit 99.1 thereto), March  6, 2020, March  9, 2020, April 2, 2020 (other than the information furnished pursuant to Item 7.01 and Exhibits 99.1 and 99.2 thereto), April  2, 2020, April  7, 2020, April 9, 2020 (other than the information furnished pursuant to Item 7.01 and Exhibit 99.2), April  27, 2020, May 7, 2020 (other than information furnished pursuant to Items 2.02 and 7.01 and Exhibits 99.1 and 99.2 thereto) and May 19, 2020;

•

the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on April 5, 2013, as amended by our Current Reports on Form 8-K filed with the SEC on July  30, 2014, December 11, 2015 and February 24, 2017 and Item 9B of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and we may further update that description from time to time;

•	the description of our Series A Preferred Stock (as defined below) contained in our Current Report on Form 8-K filed with the SEC on August 23, 2018;

•	the description of our Series B Preferred Stock (as defined below) contained in our Current Report on Form 8-K filed with the SEC on October 1, 2018; and

•	the description of our Series C Preferred Stock (as defined below) contained in our Current Report on Form 8-K filed with the SEC on May 7, 2020.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

ABOUT CENTERPOINT ENERGY, INC.

We are a public utility holding company and own interests in Enable Midstream Partners, LP (“Enable”) as described below. As of the date of this prospectus, our operating subsidiaries were as follows:

•	CenterPoint Energy Houston Electric, LLC (“Houston Electric”) owns and operates electric transmission and distribution facilities in the Texas Gulf Coast area that includes the city of Houston.

•

CenterPoint Energy Resources Corp. (“CERC Corp.”) (i) owns and operates natural gas distribution systems in six states; (ii) owns and operates permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CenterPoint Energy Intrastate Pipelines, LLC (“CEIP”); and (iii) provides temporary delivery of liquefied natural gas and compressed natural gas throughout the contiguous 48 states through CenterPoint Energy Mobile Energy Solutions, Inc.

•	Vectren Corporation (“Vectren”) holds three public utilities through its wholly-owned subsidiary, Vectren Utility Holdings, Inc., a public utility holding company:

•	Indiana Gas Company, Inc. provides energy delivery services to natural gas customers located in central and southern Indiana;

•

Southern Indiana Gas and Electric Company (“SIGECO”) provides energy delivery services to electric and natural gas customers located near Evansville in southwestern Indiana and owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market; and

•	Vectren Energy Delivery of Ohio, Inc. provides energy delivery services to natural gas customers located near Dayton in west-central Ohio.

•

Vectren performs non-utility activities through Energy Systems Group, LLC, which provides energy performance contracting and sustainable infrastructure services, such as renewables, distributed generation and combined heat and power projects.

As of the date of this prospectus, we, indirectly through CenterPoint Energy Midstream, Inc., our direct, wholly owned subsidiary, owned approximately 53.7% of the common units representing limited partner interests in Enable, and 50% of the management interest and 40% of the incentive distribution rights in Enable GP, LLC, Enable’s general partner. CenterPoint Energy also directly owned an aggregate of 14,520,000 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units, representing limited partner interests in Enable (“Enable Series A Preferred Units”). Enable owns, operates and develops natural gas and crude oil infrastructure assets.

On February 24, 2020, CERC Corp. entered into an agreement to sell CenterPoint Energy Services, Inc., which obtains and offers competitive variable and fixed-price physical natural gas supplies and services primarily to commercial and industrial customers and electric and natural gas utilities in over 30 states and represents substantially all of the businesses within our Energy Services reportable segment (the “Energy Services Disposal Group”). This transaction does not include our subsidiary CEIP and its assets. The transaction is expected to close in the second quarter of 2020.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described as such in the documents that are incorporated by reference in this prospectus (which risk factors are incorporated herein by reference), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

Sales of shares of our common stock by the selling shareholders may cause our stock price to decline.

As of May 27, 2020, we had 544,692,428 shares of common stock outstanding. Sales of substantial amounts of our shares of common stock in the public market, or the perception that those sales may occur, could cause the market price of shares of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional shares of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

the performance of Enable, the amount of cash distributions we receive from Enable, Enable’s ability to redeem the Enable Series A Preferred Units in certain circumstances and the value of our interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as:

•

competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including drilling, production and capital spending decisions of third parties and the extent and timing of the entry of additional competition in the markets served by Enable;

•

the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids (“NGLs”), the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines;

•

economic effects of the recent actions of Saudi Arabia, Russia and other oil-producing countries, which have resulted in a substantial decrease in oil and natural gas prices, and the combined impact of these events and COVID-19 on commodity prices;

•	the demand for crude oil, natural gas, NGLs and transportation and storage services;

•	environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing;

•	recording of goodwill, long-lived asset or other than temporary impairment charges by or related to Enable;

•	the timing of payments from Enable’s customers under existing contracts, including minimum volume commitment payments;

•	changes in tax status; and

•	access to debt and equity capital;

•

the COVID-19 pandemic and its effect on our and Enable’s operations, business and financial condition, our industries and the communities we serve, U.S. and world financial markets and supply chains, potential regulatory actions and changes in customer and stakeholder behaviors relating thereto;

•

volatility and a substantial recent decline in the markets for oil and natural gas as a result of the actions of crude-oil exporting nations and the Organization of Petroleum Exporting Countries and reduced worldwide consumption due to the COVID-19 pandemic;

•

the expected benefits of our merger with Vectren and integration, including the outcome of shareholder litigation filed against Vectren that could reduce anticipated benefits of our merger with Vectren as well as the ability to successfully integrate the Vectren businesses and to realize anticipated benefits and commercial opportunities;

•	the recording of impairment charges, including any impairment or loss associated with the sale of businesses within our Infrastructure Services reporting unit and Energy Services Disposal Group;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-utility products and services and effects of energy efficiency measures and demographic patterns;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	future economic conditions in regional and national markets and their effect on sales, prices and costs;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses (including the businesses of Enable), including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•

tax legislation, including the effects of the Coronavirus Aid, Relief and Economic Security Act and of the tax reform legislation informally called the Tax Cuts and Jobs Act of 2017 (which includes any potential changes to interest deductibility) and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•	our and CERC Corp.’s ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	the timing and extent of changes in commodity prices, particularly natural gas and coal, and the effects of geographic and seasonal commodity price differentials on CERC Corp. and Enable;

•

the ability of our and CERC Corp.’s non-utility business operating in the Energy Services Disposal Group to effectively optimize opportunities related to natural gas price volatility and storage activities, including weather-related impacts;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•

problems with regulatory approval, legislative actions, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or cancellation or in cost overruns that cannot be recouped in rates;

•	the availability and prices of raw materials and services and changes in labor for current and future construction projects;

•

local, state and federal legislative and regulatory actions or developments relating to the environment, including, among others, those related to global climate change, air emissions, carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact the continued operation, and/or cost recovery of generation plant costs and related assets;

•	the impact of unplanned facility outages or other closures;

•

any direct or indirect effects on our or Enable’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, ice, earthquakes, explosions, leaks, floods, droughts, hurricanes, tornadoes, pandemic health events or other occurrences;

•	our ability to invest planned capital and the timely recovery of our investments, including those related to SIGECO’s anticipated Integrated Resource Plan;

•

our ability to successfully construct and operate electric generating facilities, including complying with applicable environmental standards and the implementation of a well-balanced energy and resource mix, as appropriate;

•	our ability to control operation and maintenance costs;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•	the investment performance of our pension and postretirement benefit plans;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	changes in rates of inflation;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the extent and effectiveness of our and Enable’s risk management and hedging activities, including, but not limited to financial and weather hedges and commodity risk management activities;

•	timely and appropriate regulatory actions, which include actions allowing securitization, for any future hurricanes or natural disasters or other recovery of costs;

•

the ability of retail electric providers (“REPs”), including REP affiliates of NRG Energy, Inc. and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to us and Houston Electric;

•

our or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses, including the proposed sale of the Energy Services Disposal Group, which we and Enable cannot assure will be completed or will have the anticipated benefits to us or Enable;

•	acquisition and merger activities involving us or our competitors, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	the outcome of litigation;

•

the development of new opportunities and the performance of projects undertaken by ESG, including, among other factors, the level of success in bidding contracts and cancellation and/or reductions in the scope of projects by customers and obligations related to warranties and guarantees;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation;

•	the impact of alternate energy sources on the demand for natural gas;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the effective tax rates;

•	the transition to a replacement for the London Interbank Offered Rate benchmark interest rate;

•	the effect of changes in and application of accounting standards and pronouncements; and

•

other factors we discuss in “Risk Factors” herein, in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated herein by reference, and in other reports we file from time to time with the SEC that are incorporated by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the shares of common stock offered hereby will go to the selling shareholders. We will not receive any part of the proceeds from such sale of the shares.

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our restated articles of incorporation and third amended and restated bylaws, each as amended to date, copies of which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law. As of May 27, 2020, our authorized capital stock consisted of:

•	1,000,000,000 shares of common stock, par value $0.01 per share, of which 544,692,428 shares were outstanding, excluding 166 shares held as treasury stock, and

•

20,000,000 shares of preferred stock, par value $0.01 per share, of which 800,000 shares of our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”), with a liquidation preference of $1,000 per share (the “Series A Preferred Stock Stated Amount”), 977,500 shares of our 7.00% Series B Mandatory Convertible Preferred Stock (“Series B Preferred Stock”), with a liquidation preference of $1,000 per share, and 725,000 shares of our Series C Mandatory Convertible Preferred Stock (“Series C Preferred Stock”), with a liquidation preference of $1,000 per share, were outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes. Our bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director by shareholders entitled to vote at the meeting in an uncontested election. An election is contested if, at a specified time before we file our definitive proxy statement with the SEC, the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by the vote of a plurality of the votes cast by shareholders entitled to vote at the meeting.

Dividends. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

Liquidation Rights. If we are liquidated, terminated or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

Preemptive Rights. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

Transfer Agent and Registrar. Broadridge Corporate Issuer Solutions, Inc. serves as transfer agent and registrar for our common stock.

Other Provisions. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

Preferred Stock

Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

•	the designation of the series,

•	dividend rates and payment dates,

•	whether dividends will be cumulative, non-cumulative or partially cumulative, and related terms,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other terms.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

Existing Preferred Stock

Series A Preferred Stock

On August 21, 2018, we filed a statement of resolution (the “Series A Preferred Stock Statement of Resolution”) with the Secretary of State of the State of Texas to establish the designation, powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock. The Series A Preferred Stock Statement of Resolution became effective on August 22, 2018.

Holders of Series A Preferred Stock are entitled to receive out of any funds legally available, when, if and as declared by our board of directors (or a duly authorized committee of the board), cumulative cash dividends (1) for each dividend period during the period commencing on the original issue date and continuing to, but excluding, September 1, 2023, at an annual rate of 6.125% of the Series A Preferred Stock Stated Amount per share payable semi-annually in arrears on the 1st day of each March and September, respectively, in each year, beginning on March 1, 2019; and (2) for each dividend period during the period commencing on September 1, 2023 and continuing to, but excluding, the first date, if any, as of which all shares of Series A Preferred Stock have been redeemed, at an annual rate equal to three month LIBOR (as defined in the Series A Preferred Stock Statement of Resolution) for such dividend period plus a spread of 3.270% applied to the Series A Preferred Stock Stated Amount per share payable quarterly in arrears on the 1st day of each March, June, September and December, respectively, in each year, beginning on December 1, 2023.

The shares of Series A Preferred Stock are perpetual and have no maturity date. The Series A Preferred Stock may be redeemed by us at our option (i) on or after September 1, 2023, from time to time and in whole or in part, at a redemption price in cash per share equal to $1,000, or (ii) following the occurrence of a ratings event (as defined in the Series A Preferred Stock Statement of Resolution), in whole, but not in part, at a redemption price in cash per share equal to $1,020, in each case out of funds legally available for such redemption and plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the redemption date, whether or not declared.

The Series A Preferred Stock will, with respect to anticipated dividends and distributions upon the liquidation, dissolution or winding up of our affairs, rank: senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs; on a parity with any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of our affairs; and junior to any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs.

Except as required by the Texas Business Organizations Code (“TBOC”) or as described herein or in the Series A Preferred Stock Statement of Resolution, the Series A Preferred Stock generally does not have voting rights. Whenever dividends on shares of Series A Preferred Stock have not been declared and paid for the equivalent of three or more semi-annual or six or more quarterly dividend periods, whether or not consecutive, the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in the Series A Preferred Stock Statement of Resolution) then outstanding, will be entitled at our next annual or special meeting of shareholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class, we may not amend our restated articles of incorporation or the Series A Preferred Stock Statement of Resolution in a way that would have an adverse effect on the existing powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, we may not create or issue any series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on liquidation, dissolution or winding up of our affairs.

Subject to certain exceptions, unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of Series A Preferred Stock and any parity stock through the most recently completed respective dividend periods, we (1) will not declare, or pay, or set aside for payment, dividends on any junior stock (which includes our common stock) and (2) may not redeem, repurchase or otherwise acquire shares of our common stock or any other junior stock. To the extent a dividend period applicable to a class of junior stock or parity stock is shorter than the dividend period applicable to the Series A Preferred Stock (e.g., quarterly rather than semi-annual), we may declare and pay regular dividends with respect to such junior stock or parity stock so long as, at the time of declaration of such dividend, it expects to have sufficient funds to pay the full dividend in respect of the Series A Preferred Stock on the next successive dividend payment date.

Whenever dividends on shares of Series A Preferred Stock have not been declared and paid for the equivalent of three or more semi-annual or six or more quarterly dividend periods, whether or not consecutive, the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of our voting preferred stock then outstanding, will be entitled to elect a total of two additional members of our board of directors, subject to certain limitations. This right shall terminate when all accumulated dividends have been paid in full and the authorized number of directors shall automatically decrease by two, subject to the revesting of that right in the event of each subsequent nonpayment.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of our senior stock and parity stock in respect of distributions upon our liquidation, dissolution or winding up, and before any distribution of assets is made to holders of our junior stock, a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the amounts payable with respect to the liquidation preference or an amount equal to accumulated and unpaid dividends of the Series A Preferred Stock and all parity stock, as the case may be, are not paid in full, the holders of the Series A Preferred Stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences or amounts equal to accumulated and unpaid dividends, as applicable, to which they are entitled.

The foregoing description of the terms of the Series A Preferred Stock is not complete and is qualified in its entirety by reference to the Series A Preferred Stock Statement of Resolution, a copy of which is filed, through incorporation by reference, as Exhibit 4.5 to the registration statement of which this prospectus forms a part.

Series B Preferred Stock

On September 26, 2018, we filed a statement of resolution (the “Series B Preferred Stock Statement of Resolution”) with the Secretary of State of the State of Texas to establish the designation, powers, preferences, rights, qualifications, limitations and restrictions of the Series B Preferred Stock. The Series B Preferred Stock Statement of Resolution became effective on October 1, 2018.

Dividends on the Series B Preferred Stock are payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of 7.00% on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of common stock, or in any combination of cash and shares of common stock on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2018 and ending on, and including, September 1, 2021.

Unless previously converted or redeemed, each share of Series B Preferred Stock will convert automatically on the mandatory conversion date, which is expected to be September 1, 2021, into between 30.5820 and 36.6980 shares of our common stock (as of the effective date of the Series B Preferred Stock Statement of Resolution), subject to certain anti-dilution adjustments. The number of shares of our common stock issuable upon conversion will be determined based on the average volume weighted average price per share of our common stock over the 20 trading day period beginning on, and including, the 21st scheduled trading day prior to September 1, 2021. The Series B Preferred Stock may be converted into shares of our common stock prior to the mandatory conversion date at the option of the holders thereof.

The Series B Preferred Stock will, with respect to anticipated dividends and distributions upon the liquidation, dissolution or winding up of our affairs, rank: senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is expressly made subordinated to the Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs; on a parity with the Series A Preferred Stock and any other class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is not expressly made senior or subordinated to the Series B Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of our affairs; and junior to any class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is expressly made senior to the Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs.

Except as required by the TBOC or as described herein or in the Series B Preferred Stock Statement of Resolution, the Series B Preferred Stock generally does not have voting rights. Whenever dividends on shares of our Series B Preferred Stock have not been declared and paid for six or more dividend periods, whether or not consecutive, the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in the Series B Preferred Stock Statement of Resolution) then outstanding, will be entitled at our next annual or special meeting of shareholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

Unless we have received the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of our Series B Preferred Stock, voting as a single class, we may not amend our restated articles of incorporation or the Series B Preferred Stock Statement of Resolution in a way that would have an adverse effect on the existing powers, preferences, rights, qualifications, limitations and restrictions of our Series B Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, we may not create or issue any series of our capital stock established after the initial issue date that is expressly made senior to our Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs.

Subject to certain exceptions, unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of Series B Preferred Stock and any parity stock through the most recently completed respective dividend periods, we (1) will not declare, or pay, or set aside for payment, dividends on any junior stock (which includes our common stock) and (2) may not redeem, repurchase or otherwise acquire shares of our common stock or any other junior stock.

Whenever dividends on shares of Series B Preferred Stock have not been declared and paid for six or more quarterly dividend periods, whether or not consecutive, the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of our voting preferred stock then outstanding, will be entitled to elect a total of two additional members of our board of directors, subject to certain limitations. This right shall terminate when all accumulated dividends have been paid in full and the authorized number of directors shall automatically decrease by two, subject to the revesting of that right in the event of each subsequent nonpayment.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of the Series B Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of our senior stock and parity stock in respect of distributions upon our liquidation, dissolution or winding up, and before any distribution of assets is made to holders of our junior stock, a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the amounts payable with respect to the liquidation preference or an amount equal to accumulated and unpaid dividends of the Series B Preferred Stock and all parity stock, as the case may be, are not paid in full, the holders of the Series B Preferred Stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences or amounts equal to accumulated and unpaid dividends, as applicable, to which they are entitled.

The foregoing description of the terms of the Series B Preferred Stock is not complete and is qualified in its entirety by reference to the Series B Preferred Stock Statement of Resolution, a copy of which is filed, through incorporation by reference, as Exhibit 4.7 to the registration statement of which this prospectus forms a part.

Series C Preferred Stock

On May 7, 2020, we filed a statement of resolution (the “Series C Preferred Stock Statement of Resolution”) with the Secretary of State of the State of Texas to establish the designation, powers, preferences, rights, qualifications, limitations and restrictions of the Series C Preferred Stock. The Series C Preferred Stock Statement of Resolution became effective upon filing.

The Series C Preferred Stock is entitled to participate in any dividend or distribution (excluding those payable in shares of our common stock) with our common stock on a pari passu, pro rata, as-converted basis. In the event of any liquidation, dissolution or winding up of our affairs, the Series C Preferred Stock will rank pari passu to our Series A Preferred Stock and Series B Preferred Stock and senior to our common stock, but will participate in any such liquidation, dissolution or winding up only on an as-converted basis with our common stock.

Conversion of the Series C Preferred Stock is mandatory upon the occurrence of any of the following triggers: (i) the 12-month anniversary date of May 6, 2020, (ii) a bankruptcy event, and (iii) a fundamental change in us, including, among other things certain change of control events. Upon a mandatory conversion, each share of Series C Preferred Stock will convert into the number of shares of our common stock equal to the quotient of $1,000 divided by the prevailing conversion price (as adjusted, the “Conversion Price”), which was initially $15.31. In a conversion at the 12-month anniversary date, in lieu of issuing shares of our common stock, we may, at our election, make a cash payment equal to the product of (i) the market price of our common stock multiplied by (ii) the number of shares of our common stock that such holder would have been entitled to receive in a conversion. Following the six-month anniversary date of May 6, 2020, holders of Series C Preferred Stock also have an optional right to convert their holdings to shares of our common stock at any time, subject to a limit on conversion of more than 4.9% of our outstanding common stock. The Conversion Price is subject to adjustment for subdivisions and combinations, dividends or distributions payable in shares of our common stock. If all of the 725,000 shares of Series C Preferred Stock converted at the initial Conversion Price, we would issue an incremental 47,354,670 shares of our common stock.

We may not issue more than 58,051,121 shares of our common stock in the aggregate (the “Share Cap”) upon conversion of the Series C Preferred Stock. Once the Share Cap has been reached, each Series C Preferred Stock holder electing to convert or subject to mandatory conversion will receive a cash payment equal to the product of (i) the market price of our common stock multiplied by (ii) the number of shares of our common stock that such holder would have been entitled to receive in a conversion.

Holders of Series C Preferred Stock have no voting rights, except that the affirmative vote of a majority of outstanding Series C Preferred Stock is required for us to (i) create any class or series of equity securities that is senior to the Series C Preferred Stock, (ii) reclassify any of our authorized equity securities if reclassification would render the relevant security senior to the Series C Preferred Stock, or (iii) issue any additional shares of Series C Preferred Stock.

The vote of at least 66 2/3% of the outstanding shares of Series C Preferred Stock is needed to amend the terms of the Series C Preferred Stock in any manner that would adversely alter or change the rights of the Series C Preferred Stock, subject to certain exceptions.

The foregoing description of the terms of the Series C Preferred Stock is not complete and is qualified in its entirety by reference to the Series C Preferred Stock Statement of Resolution, a copy of which is filed, through incorporation by reference, as Exhibit 4.11 to the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions

Some provisions of Texas law and our articles of incorporation and bylaws could make the following actions more difficult:

•	acquisition of us by means of a tender offer,

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Election and Removal of Directors. The number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Except for voting rights as may be provided to holders of preferred stock, at each annual meeting of shareholders, all directors are elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors have been elected and qualified.

No director may be removed except for cause, and, subject to the voting rights expressly conferred to the holders of our preferred stock, directors may be removed for cause only by the holders of at least a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

Shareholder Meetings. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares of our capital stock outstanding and entitled to vote.

Modification of Articles of Incorporation. In general, amendments to our articles of incorporation that are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under “— Election and Removal of Directors” and “— Shareholder Meetings” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under “— Modification of Bylaws” may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

Modification of Bylaws. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Shareholder Actions. Our bylaws also impose some procedural requirements on shareholders who wish to:

•	make nominations in the election of directors,

•	propose that a director be removed,

•	propose any repeal or change in the bylaws, or

•	propose any other business to be brought before an annual or special meeting of shareholders.

Under these procedural requirements, a shareholder must deliver timely notice in proper written form to our secretary of the nomination or proposal along with evidence of:

•	the shareholder’s status as a shareholder,

•	the number of shares beneficially owned by the shareholder,

•	a list of the persons with whom the shareholder is acting in concert, and

•	the number of shares such persons beneficially own.

To be timely, a shareholder must deliver the notice:

•

in connection with an annual meeting of shareholders, not less than 90 days nor more than 180 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting of shareholders, not earlier than 180 days prior to the annual meeting and not later than the last to occur of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of the annual meeting, or

•	in connection with the nomination of director candidates at a special meeting of shareholders, generally not less than 40 days nor more than 60 days prior to the date of the special meeting.

To submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder’s nominee or proposal will be ineligible and will not be voted on by our shareholders.

In addition to the director nomination provisions described above, our bylaws contain a “proxy access” provision that provides that any shareholder or group of up to twenty shareholders who have owned 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials for an annual meeting of shareholders, director candidates constituting up to 20% (or, if such amount is not a whole number, the closest whole number below 20%) of our board of directors or two directors, whichever is greater, provided that the shareholder (or group) and each nominee satisfy the eligibility requirements specified in our bylaws. An eligible shareholder (or group) proposing to nominate a person for election to our board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held. In addition an eligible shareholder (or group) may include a written statement of not more than 500 words supporting the candidacy of such shareholder nominee. The complete proxy access provision for director nominations is set forth in our bylaws.

In connection with a special meeting of shareholders, the only business that will be conducted is that stated in the notice of special meeting, or otherwise properly brought and made in proper written form before the meeting by or at the direction of the Chairman of the Meeting or the board of directors. Shareholders requesting a special meeting are permitted to make proposals for matters to be brought before the meeting in their request.

Limitation on Liability of Directors. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following actions:

•	any breach of the director’s duty of loyalty to us or our shareholders,

•	any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law,

•	a transaction from which the director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of a director’s duties, and

•	an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the TBOC. The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

Texas Anti-Takeover Law

We are subject to Section 21.606 of the TBOC. That section prohibits Texas public corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO NON-U.S. HOLDERS

The following is a general discussion of the U.S. federal income tax considerations related to the acquisition, ownership, and disposition of shares of our common stock by a non-U.S. holder, as defined below. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as the gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, pension plans, entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes or other pass-through entities or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of shares of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the effect, if any, of the alternative minimum tax or Medicare contribution tax imposed on net investment income. This discussion assumes that a non-U.S. holder will hold the shares of our common stock relating to this prospectus as a capital asset within the meaning of Section 1221 of the Code.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of shares of our common stock that is neither a “United States person” (within the meaning of the Code) nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of shares of our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Distributions on Shares of Our Common Stock

If we pay cash or distribute property to non-U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain from the sale or exchange of the shares of our common stock and will be treated as described under “— Gain on Sale, Exchange or Other Taxable Disposition of Shares of Our Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds shares of our common stock through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), generally are exempt from U.S. federal withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a properly completed IRS Form W-8ECI (or appropriate successor form) certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates generally applicable to a United States person. Dividends received by a corporate non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Shares of Our Common Stock

Subject to the discussions below regarding backup withholding, any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States),

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•

we are or have been at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the shares of our common stock a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty and either (i) shares of our common stock cease to be regularly traded on an established securities market or (ii) such non-U.S. holder held more than 5% of the shares of our common stock at any time during the relevant period (as described below).

Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty).

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.

With respect to the third bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although the matter is not free from doubt, we believe that we are not currently a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other assets and because the definition of U.S. real property interests is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. If we are or have been a USRPHC, a non-U.S. holder may be taxed on gain recognized on the sale, exchange or other taxable disposition of shares of our common stock in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax may apply to the gross proceeds from the sale, exchange or other taxable disposition of shares of our common stock. However, so long as shares of our common stock continue to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the shares of our common stock, 5% or less of shares of our common stock.

Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

The amount of dividends paid to a non-U.S. holder on shares of our common stock and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder of shares of our common stock. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of shares of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.

Under some circumstances, Treasury Regulations require backup withholding currently at a rate of 24%, on reportable payments with respect to shares of our common stock. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) or by otherwise establishing an exemption. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on “withholdable payments” (as defined in the Code), including payments of U.S.-source dividends made to (i) “foreign financial institutions,” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, or are otherwise eligible for an exemption, and (ii) certain non-financial foreign entities, unless they certify certain information regarding their direct and indirect U.S. owners, or are otherwise eligible for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The withholding obligations described above generally will apply to payments of U.S.-source dividends made with respect to shares of our common stock. While withholdable payments would also have originally included payments of gross proceeds from the sale or other disposition of shares of our common stock on or after January 1, 2019, proposed U.S. Treasury Regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury Regulations until they are revoked or final U.S. Treasury Regulations are issued. Non-U.S. holders are urged to consult their own tax advisors regarding FATCA and the application of these requirements to your investment in shares of our common stock.

We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA.

SELLING SHAREHOLDERS

We issued 625,000 shares of our Series C Preferred Stock to Elliott International, L.P. (“Elliott International”) and Elliott Associates, L.P. (“Elliott Associates” and together with Elliott International, “Elliott”) under the preferred stock purchase agreement, dated May 6, 2020, by and between CenterPoint Energy, Inc. and Elliott, and 100,000 shares of our Series C Preferred Stock to BEP Special Situations IV LLC (“BEP IV”) and BEP Special Situations 2 LLC (“BEP 2” and together with BEP IV, “Bluescape”), under the preferred stock purchase agreement, dated May 6, 2020, by and between CenterPoint Energy, Inc. and Bluescape. We refer to Elliott and Bluescape collectively as the “selling shareholders”.

As of May 27, 2020, there were 725,000 shares of Series C Preferred Stock beneficially owned by the selling shareholders. Up to 58,051,121 shares of common stock are issuable upon conversion of the Series C Preferred Stock issued pursuant to the preferred stock purchase agreements.

The following table sets forth, to our knowledge, certain information about the selling shareholders as of May 27, 2020. The shares of our common stock covered by this prospectus may be offered from time to time by the selling shareholders named below. Pursuant to Rule 416 under the Securities Act, this prospectus also covers any additional shares of our common stock that may become issuable in connection with shares of common stock by reason of a stock dividend, stock split or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of shares of our common stock outstanding.

Subject to limited exceptions, we will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Except as otherwise indicated, ownership is determined in accordance with the rules of the SEC relating to beneficial ownership, and includes voting or investment power with respect to shares. As of May 27, 2020, there were 544,692,428 shares of our common stock outstanding. Although holders of Series C Preferred Stock do not have the right to convert such shares prior to November 6, 2020, subject to applicable restrictions, shares of our common stock issuable to each holder upon the conversion of Series C Preferred Stock, assuming conversion of such shares at the conversion rate that was in effect on May 27, 2020, are deemed outstanding for the purpose of computing the amount of shares offered by each such holder, as well as the percentage of outstanding shares offered by each such holder, but are not deemed outstanding for the purpose of computing the percentage of outstanding shares offered by any other person as set forth in the table below. Also, as described above under “Description of Our Capital Stock — Existing Preferred Stock — Series C Preferred Stock,” after November 6, 2020, holders of Series C Preferred Stock have an optional right to convert their holdings to shares of our common stock at any time, subject to a limit on conversion of more than 4.9% of our outstanding common stock. Unless otherwise indicated below, to our knowledge, the selling shareholders named in the table below have sole voting and investment power with respect to their shares of our common stock. The inclusion of any shares of our common stock in this table does not constitute an admission of beneficial ownership for any party named below.

	Common Stock Beneficially Owned Prior to this Offering		Common Stock Being Offered (1)(2)		Common Stock To Be Beneficially Owned After this Offering (3)
Name of Selling Shareholder	Number	Percentage	Number	Percentage of Outstanding	Number	Percentage
Elliott Funds (4)	0	*	40,822,991	6.9%	0	*
Bluescape Funds (5)	0	*	6,531,679	1.1%	0	*

*	Less than one percent.
(1)

Assumes complete conversion of the shares of Series C Preferred Stock owned by each of the selling shareholders, without regard to any limitations on conversion, at the conversion rate in effect on May 27, 2020.

(2)

The amount of shares of our common stock actually issued to each selling shareholder upon conversion of Series C Preferred Stock and offered under this prospectus will depend on, among other things, the conversion rate in effect at the time of such conversion and may exceed the amounts shown for some or all of the selling shareholders. However, in no event will the aggregate amount of such shares of our common stock issued upon conversion of the Series C Preferred Stock exceed 58,051,121, which is the maximum number of shares offered by this prospectus.

(3)

We do not know when or in what amounts the selling shareholders may offer shares of our common stock for sale. The selling shareholders might not sell any or all of the shares of our common stock offered by this prospectus. Because the selling shareholders may offer any amount of the shares of our common stock pursuant to this offering, we cannot estimate the number of shares of our common stock that will be held by the selling shareholders after completion of this offering. We do not know when or in what amounts any selling shareholder may acquire or dispose of shares of our common stock that are not covered by this prospectus. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares of our common stock covered by this prospectus will be held by the selling shareholders and that the ownership by any selling shareholder of shares of our common stock not covered by this prospectus will not change.

(4)

“Elliott Funds” means collectively Elliott International, L.P. (“Elliott L.P.”), which will own 28,576,094 shares of our common stock following the full conversion at the conversion rate in effect on May 27, 2020 of its Series C Preferred Stock, and Elliott Associates, L.P. (“EALP”), which will own 12,246,897 shares of our common stock following the full conversion at the conversion rate in effect on May 27, 2020 of its Series C Preferred Stock. We have been advised by the selling shareholders that Elliott Investment Management L.P. (“Elliott IM”) is the investment manager of both EALP and Elliott L.P. and is regulated by the Securities and Exchange Commission as an investment advisor. Elliott IM has voting and investment power with respect to shares held by each of EALP and Elliott L.P. and may be deemed to be the beneficial owner thereof. The sole limited partner of Elliott L.P. is Elliott International Limited. There is no single beneficial limited partner of Elliott Associates, L.P. holding limited partnership interests equal to 10% or more of its total capital. The registered address of Elliott Associates, L.P. is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801, United States. The registered address of Elliott L.P. is c/o Maples& Calder, PO Box 309, Ugland House, South Church Street, George Town, Cayman Islands.

(5)

“Bluescape Funds” means collectively BEP Special Situations IV LLC, which will own 4,898,759 shares of our common stock following the conversion at the conversion rate in effect on May 27, 2020 of its Series C Preferred Stock, and BEP Special Situations 2 LLC, which will own 1,632,920 shares of our common stock following the conversion at the conversion rate in effect on May 27, 2020 of its Series C Preferred Stock. We have been advised by the Bluescape Funds that Mr. C. John Wilder is the manager of Bluescape Resources Company LLC, which is the general partner of Bluescape Energy Recapitalization and Restructuring Fund IV LP, which is a member of BEP IV. We have also been advised that Bluescape Resources GP Holdings LLC is the manager of Bluescape Energy Partners III GP LLC, which is the general partner of Bluescape Energy Recapitalization and Restructuring Fund III LP and Bluescape Energy Recapitalization and Restructuring Fund III (IP) LP and the managing member of BERR III (TE) (CK) Intermediate Holdco LLC and BERR III (ECI) (CK) Intermediate Holdco LLC, which are the members of BEP 2. Bluescape Resources Company LLC and C. John Wilder share voting and investment power over shares held by BEP IV and BEP 2. The principal business address of each of the entities and persons identified in this paragraph is c/o Bluescape Resources Company LLC, 200 Crescent Court, Suite 1900, Dallas, TX 75201.

Other than as described herein, the selling shareholders have not held any position or office or had any other material relationship with us or any of our subsidiaries within the past three years.

The selling shareholders agreed to a standstill restricting certain conduct and activities until June 30, 2022. Among other restrictions, each selling shareholder is barred from (i) acquiring beneficial ownership of more than a certain percentage of the shares of our outstanding common stock, (ii) calling an extraordinary general meeting, nominating directors to our board of directors, making other shareholder proposals, or seeking the removal of directors or our management, (iii) submitting a proposal for any tender or exchange offer or other extraordinary transaction, recapitalization or restructuring, (iv) entering into any voting trust or arrangement, and (v) engaging in short sales or transacting in certain derivative securities that would result in such selling shareholder ceasing to have a net long position in us. The standstill is subject to certain customary exceptions and termination events.

We also entered into a Governance Arrangement Agreement with Elliott (the “Governance Arrangement Agreement”). Pursuant to the Governance Arrangement Agreement, we agreed to appoint David J. Lesar and Barry T. Smitherman to our board of directors, and if Elliott continues to have an aggregate net long economic exposure of at least 2.5% of our outstanding voting securities, we and Elliott will cooperate to mutually select replacements in the event that Messrs. Lesar or Smitherman should cease to serve on our board of directors for any reason. Also, pursuant to the Governance Arrangement Agreement, our board of directors established a Business Review and Evaluation Committee (“BRE Committee”) tasked with assisting our board of directors in evaluating and optimizing the various businesses, assets and ownership interests currently held by us and to report to our board of directors by October 15, 2020. Messrs. Lesar and Smitherman will serve on our BRE Committee, along with three of our other directors.

PLAN OF DISTRIBUTION

We are registering 58,051,121 shares of our common stock to permit the resale of such shares by the selling shareholders from time to time after the date of this prospectus. The shares of our common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders or the selling shareholders’ pledgees, donees, transferees or other successors-in-interest who have received, after the date of this prospectus and from the selling shareholders, shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The selling shareholders may sell their shares of our common stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•

in options transactions, including through the writing or settlement of put or call options or other hedging transactions (whether those options are listed on an options exchange or otherwise) relating to the shares offered by this prospectus, or the short sales of the offered shares;

•	in underwritten offerings; or

•	any other method permitted pursuant to applicable law.

In addition, any shares of our common stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144, or Section 4(a)(1) under the Securities Act, if available, rather than pursuant to this prospectus, provided that the selling shareholders meet the criteria and conform to the requirements of those provisions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of our common stock offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling shareholders. Subject to certain limitations on shorting, the selling shareholders may also sell shares of our common stock short and redeliver shares of our common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may also pledge shares of our common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of our common stock covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

To comply with the securities laws of certain states, if applicable, the shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of our common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The financial statements incorporated in this prospectus by reference from CenterPoint Energy, Inc.’s Current Report on Form 8-K filed on May 19, 2020 and the effectiveness of CenterPoint Energy, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following are the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting fees and commissions.

Securities and Exchange Commission registration fee	$126,966
Transfer agent’s fees and expenses	*
Printing and engraving fees and expenses	*
Accounting fees and expenses	*
Legal fees	*
Miscellaneous (including Listing fees, if applicable)	*

Total	*

*

Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of any offerings of securities under this registration statement and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Title 1, Chapter 8 of the Texas Business Organizations Code (“TBOC”) and Article V of CenterPoint Energy’s Third Amended and Restated Bylaws provide CenterPoint Energy with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, CenterPoint Energy has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

Additionally, Article IX of CenterPoint Energy’s Restated Articles of Incorporation provides that no director of CenterPoint Energy is liable to CenterPoint Energy or its shareholders for monetary damages for any act or omission in the director’s capacity as director, except as required by law as in effect from time to time. Currently, Section 7.001 of the TBOC requires that liability be imposed for the following actions: (i) any breach of such director’s duty of loyalty to CenterPoint Energy or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to CenterPoint Energy or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of the director’s duties or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of CenterPoint Energy existing at the time of the repeal or modification.

Item 16. Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit Number	Document Description	Report or Registration Statement	Registration Number	Exhibit Reference

4.1*	Restated Articles of Incorporation of CenterPoint Energy, Inc.	Form 8-K of CenterPoint Energy, Inc. dated July 24, 2008	1-31447	3.2

4.2*	Third Amended and Restated Bylaws of CenterPoint Energy, Inc.	Form 8-K of CenterPoint Energy, Inc. dated February 21, 2017	1-31447	3.1

4.3*	Statement of Resolutions Deleting Shares Designated Series A Preferred Stock of CenterPoint Energy	Form 10-K of CenterPoint Energy, Inc. for the year ended December 31, 2011	1-31447	3	(c)

4.4*	Form of CenterPoint Energy, Inc. Stock Certificate	Registration Statement on Form S-4 of CenterPoint Energy, Inc.	333-69502	4.1

4.5*	Statement of Resolution Establishing Series of Shares designated Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock of CenterPoint Energy, Inc., filed with the Secretary of State of the State of Texas effective August 22, 2018	Form 8-K of CenterPoint Energy, Inc. dated August 23, 2018	1-31447	3.1

4.6*	Form of Certificate representing the Series A Preferred Stock	Form 8-K of CenterPoint Energy, Inc. dated August 23, 2018	1-31447	4.1

4.7*	Statement of Resolution Establishing Series of Shares designated 7.00% Series B Mandatory Convertible Preferred Stock of CenterPoint Energy, Inc., filed with the Secretary of State of the State of Texas effective October 1, 2018	Form 8-K of CenterPoint Energy, Inc. dated September 25, 2018	1-31447	3.1

4.8*	Form of Certificate representing the Series B Preferred Stock (included as Exhibit A to Exhibit 4.7)	Form 8-K of CenterPoint Energy, Inc. dated September 25, 2018	1-31447	4.1

4.9*	Deposit Agreement, dated as of October 1, 2018, among CenterPoint Energy and Broadridge Corporate Issuer Solutions, Inc., as Depositary, and the holders from time to time of the Depositary Receipts described therein	Form 8-K of CenterPoint Energy, Inc. dated September 25, 2018	1-31447	4.2

4.10*	Form of Depositary Receipt for the Depositary Shares (included as Exhibit A to Exhibit 4.9)	Form 8-K of CenterPoint Energy, Inc. dated September 25, 2018	1-31447	4.3

Exhibit Number	Document Description	Report or Registration Statement	Registration Number	Exhibit Reference

4.11*	Statement of Resolution Establishing Series of Shares designated Series C Mandatory Convertible Preferred Stock of CenterPoint Energy, Inc., filed with the Secretary of State of the State of Texas effective May 7, 2020	Form 8-K of CenterPoint Energy, Inc. dated May 6, 2020	1-31447	3.1

4.12*	Preferred Stock Purchase Agreement, by and among CenterPoint Energy, Inc., Elliott International, L.P., and Elliott Associates, L.P., dated May 6, 2020	Form 8-K of CenterPoint Energy, Inc. dated May 6, 2020	1-31447	4.1

4.13*	Preferred Stock Purchase Agreement, by and among CenterPoint Energy, Inc., BEP Special Situations 2 LLC and BEP Special Situations IV LLC, dated May 6, 2020	Form 8-K of CenterPoint Energy, Inc. dated May 6, 2020	1-31447	4.2

5.1	Opinion of Baker Botts L.L.P.

10.1*	Governance Arrangement Agreement, by and among CenterPoint Energy, Inc., Elliott International, L.P., and Elliott Associates, L.P. dated May 6, 2020	Form 8-K of CenterPoint Energy, Inc. dated May 6, 2020	1-31447	10.1

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this registration statement)

*	Incorporated herein by reference as indicated.

Item 17. Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on May 29, 2020.

CENTERPOINT ENERGY, INC. (registrant)

By:	/s/ John W. Somerhalder II
Name: John W. Somerhalder II
Title: Interim President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kristie L. Colvin, Jason M. Ryan and Vincent A. Mercaldi, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Somerhalder II John W. Somerhalder II	Interim President, Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2020

/s/ Kristie L. Colvin Kristie L. Colvin	Interim Executive Vice President and Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	May 29, 2020

/s/ Milton Carroll Milton Carroll	Executive Chairman of the Board of Directors	May 29, 2020

/s/ Leslie D. Biddle Leslie D. Biddle	Director	May 29, 2020

David J. Lesar	Director	May 29, 2020

Signature	Title	Date

/s/ Scott J. McLean Scott J. McLean	Director	May 29, 2020

/s/ Martin H. Nesbitt Martin H. Nesbitt	Director	May 29, 2020

/s/ Theodore F. Pound Theodore F. Pound	Director	May 29, 2020

/s/ Susan O. Rheney Susan O. Rheney	Director	May 29, 2020

/s/ Phillip R. Smith Phillip R. Smith	Director	May 29, 2020

Barry T. Smitherman	Director	May 29, 2020